                                                                  EXHIBIT 11

                             BEST SOFTWARE, INC.

                      COMPUTATION OF EARNINGS PER SHARE

                                                Pro Forma For              Pro Forma For
                                                The Year Ended            The Three Months
                                                  March 31,                Ended June 30,
                                                     1997                       1997
                                                --------------            ----------------
                                                 (Unaudited)                (Unaudited)
Weighted average common shares outstanding...       6,581,029                  7,006,683
Common stock equivalents:
  Preferred stock............................         625,005                    625,005
  Cheap stock................................       1,275,171                  1,275,171
  Stock options and warrants.................         743,887                    394,100
  Warrant exercise...........................          55,694                     55,694
Assumed common share issuance for dividends
  in excess of earnings......................         528,000                    528,000
                                                -------------             --------------
Weighted average common and common equivalent
  shares outstanding.........................       9,808,786                  9,884,653
                                                =============             ==============